Exhibit 4.1(A)
                                                               --------------

                     AMENDMENT NO. 1 TO CREDIT AGREEMENT

          AMENDMENT No. 1, dated as of April 8, 1996 ("Amendment"), to the Credit Agreement, dated as of March 8, 1995 (the "Credit Agreement"), by and among FORT HOWARD CORPORATION, a Delaware corporation (the "Company"), each of the parties identified as a Lender (collectively, the "Lenders"; each, a "Lender") signatory thereto, BANKERS TRUST COMPANY, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION and CHEMICAL BANK, as Arrangers (collectively, the "Arrangers;" each, an "Arranger") and BANKERS TRUST COMPANY, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                               R E C I T A L S:

          A. The Company has requested that the Administrative Agent, the Arrangers and the Lenders amend certain provisions of the Credit Agreement; and

          B. The Administrative Agent, the Arrangers and the Lenders have considered and agreed to the Company's requests, upon the terms and conditions set forth in this Amendment.

                              A G R E E M E N T:

          NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement (including those terms that are defined in the Credit Agreement after giving effect to this Amendment) shall have the meaning assigned to such term in the Credit Agreement.

          SECTION 2. Consent to IRB Financing. The Lenders hereby consent to, and agree to waive any provision of the Loan Documents which otherwise might prohibit, the conveyance of a portion of the land comprising the Company's Green Bay, Wisconsin Mill in connection with the consummation by the Company of a transaction to finance the construction of the Green Bay Sludge Boiler if such transaction complies in all material respects with the requirements set forth in Exhibit A annexed hereto. The Lenders hereby authorize the Arrangers to determine, in their reasonable judgment, whether or not any particular transaction proposed by the Company satisfies the requirements of the immediately preceding sentence and to deliver, on behalf of the Lenders, an instrument confirming such satisfaction; provided, however, that the Arrangers shall not have any liability for such determination unless such determination shall have been made in bad faith or shall constitute gross negligence. The Arrangers and the Lenders hereby authorize the Administrative Agent to execute and deliver, on behalf of the Lenders, any and all instruments necessary to effect any transaction determined by the Arrangers to satisfy such requirements. The Company shall provide to the Administrative Agent and the Arrangers any documents or information requested by the Arrangers or the Administrative Agent to enable the Arrangers and the Administrative Agent to make the determinations and perform the obligations contemplated in this Section 2.


          SECTION 3.  Amendments to Article I of the Credit Agreement.

          (a) Subsection 1.1 of the Credit Agreement is hereby amended by adding thereto the following new definitions in the appropriate alphabetical order:

               "'Amendment Effective Date' means the date that all the conditions set forth in Section 6 of Amendment No. 1 shall have been satisfied."

               "'Amendment No. 1' means Amendment No. 1 to Credit Agreement, dated as of April 8, 1996, relating to this Agreement."

          (b) Subsection 1.1 of the Credit Agreement is hereby further amended as follows:

               The definition of "ABR Spread" is hereby amended by (i) inserting therein after the words "from time to time in effect", the words, "in respect of Tranche A Loans and Revolving Loans", and (ii) deleting therefrom the words "2% per annum" and inserting in lieu thereof the words "the percent per annum from time to time in effect in respect of Tranche B Loans pursuant to paragraph (d) of subsection 2.5.1."

              The definition of "Commitment Percentage" is hereby deleted and replaced with the following:

               "'Commitment Percentage' means (1) .50%, when the LIBOR Spread in respect of Tranche A Loans and Revolving Loans is 2.00% or greater,
     (2) .375% when the LIBOR Spread in respect of Tranche A Loans and Revolving Loans is 1.75%, 1.50% or 1.25%, (3) .25% when the LIBOR Spread in respect of Tranche A Loans and Revolving Loans is 1.00% or .75% and
     (4) .1875%, when the LIBOR Spread in respect of Tranche A Loans and Revolving Loans is .625%."

               The definition of "LIBOR Spread" is hereby amended by (i) inserting therein after the words "from time to time in effect", the words, "in respect of Tranche A Loans and Revolving Loans", and (ii) deleting therefrom the words "3% per annum" and inserting in lieu thereof the words "the percent per annum from time to time in effect in respect of Tranche B Loans pursuant to paragraph (d) of subsection 2.5.1."

          SECTION 4.  Amendments to Article II to the Credit Agreement.

          (a) Subsection 2.5.1(d) of the Credit Agreement is hereby amended by deleting the table captioned "Interest Rate Step-Downs for Tranche A Loans and Revolving Loans" and inserting in lieu thereof the following:

               "Interest Rate Step-Downs for
               Tranche A Loans and Revolving Loans

Category 1                         ABR Spread   LIBOR Spread

When none of the Categories
below is applicable                  1.50%        2.50%

Category 2

Ratio 1: 1.60 to 1 or higher         1.25%        2.25%
Ratio 2: 3.00 to 1 or lower

Category 3

Ratio 1: 1.75 to 1 or higher         1.00%        2.00%
Ratio 2: 2.75 to 1 or lower

Category 4

Ratio 1: 2.25 to 1 or higher         0.75%        1.75%
Ratio 2: 2.50 to 1 or lower

Category 5

Ratio 1: 2.75 to 1 or higher         0.50%        1.50%
Ratio 2: 2.25 to 1 or lower

Category 6

Ratio 1: 3.00 to 1 or higher         0.25%        1.25%
Ratio 2: 2.00 to 1 or lower

Category 7

Ratio 1: 3.25 to 1 or higher         0.00%        1.00%
Ratio 2: 1.50 to 1 or lower


               "Interest Rate Step-Downs
               for Tranche B Loans

Category 1                    ABR Spread     LIBOR Spread

When none of the Categories
below is applicable                  2.00%        3.00%

Category 2

Ratio 1: 1.60 to 1 or higher         1.75%        2.75%
Ratio 2: 3.00 to 1 or lower

Category 3

Ratio 1: 1.75 to 1 or higher         1.50%        2.50%
Ratio 2: 2.75 to 1 or lower

          (b) A new Section 2.13 is hereby added to the Credit Agreement as follows:

               "2.13 Certain Computations. All interest, fees and other amounts accruing under this Agreement on or prior to, or determined in respect of any day accruing on or prior to the Amendment Effective Date shall be computed and determined as provided in this Agreement before giving effect to Amendment No. 1. Notwithstanding Section 2.5.1(d) of this Agreement, the adjustment to each of the ABR Spread and the LIBOR Spread, as provided in Amendment No. 1, shall be effective upon the Amendment Effective Date and set based upon the most recent financial statements delivered to the Administrative Agent after giving pro forma effect to the pre-payment referenced in Section 6(b) of this Amendment."

          SECTION 5. Representations And Warranties. The Company hereby represents and warrants to the Administrative Agent, the Arrangers and the Lenders that the representations, agreements and warranties of the Company set forth in the Credit Agreement as amended, supplemented or modified by this Amendment (except for the representations and warranties set forth in subsection 4.1.3 of the Credit Agreement) are true and correct in all material respects to the same extent as though made on and as of the date hereof, except that such representations and warranties need not be true and correct to the extent that changes in facts and conditions on which such representations and warranties are based are required or permitted under the Credit Agreement as so amended, supplemented or modified. The certifications set forth in the form of Officers' Certificate of the Company described in
Section 6 of this Amendment are incorporated into this Amendment by this reference as representations and warranties of the Company. In the event any of the representations or warranties referred to in the two immediately preceding sentences is untrue in any material respect or in the event the Company shall breach any agreement on its part to be performed or observed pursuant to this Amendment, the Administrative Agent, the Arrangers and the Lenders shall have the rights and remedies contemplated in the Credit Agreement to the same extent as if such representations and warranties or agreements had been set forth therein.

          SECTION 6. Conditions to Effectiveness of Amendment. Upon the fulfillment of the following conditions the amendments contemplated by this Amendment shall become effective:

          (a) The Company shall have completed, no later than September 30, 1996, an offering of Common Stock and shall have received at least $180,000,000 in cash proceeds (net of underwriting discounts and commissions, other banking and investment fees, attorneys' and accountants' fees and other customary fees and costs associated therewith) from the sale of such Common Stock.

          (b) The Tranche B Lenders shall have received a prepayment pursuant to subsection 2.7.1 of the Credit Agreement in a principal amount not less than $178,000,000.

          (c) The Administrative Agent shall have received (i) duly executed counterparts hereof that have been executed at the time and in the manner as provided in subsection 9.6 of the Credit Agreement, it being understood that delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this Amendment and (ii) the following documents with sufficient copies, where appropriate, for each Lender and CG&R:

          (x) an Officer's Certificate of the Company, in the form of exhibit B annexed to this Amendment;

          (y) an opinion of James W. Nellen, II, Vice President and General Counsel to the Company, in form and substance reasonably satisfactory to the Administrative Agent; and

          (z) an opinion of Shearman & Sterling, counsel to the Company, in form and substance reasonably satisfactory to the Administrative Agent as to the enforceability of this Amendment and such other matters as the Administrative Agent shall reasonably request.

          The parties constituting the Lenders hereby authorize the Administrative Agent to deliver to the Company an instrument acknowledging on behalf of the Lenders the satisfaction of the conditions specified in this
Section 6.

          SECTION 7. Fees. If the Amendment Effective Date shall occur, the Company shall pay to each of the Lenders that has executed and delivered to the Administrative Agent a signature page to this Amendment on or before April 10, 1996, a fee equal to .10% of the principal amount, if any, of such Lender's Tranche A Commitment, Tranche B Commitment and Revolving Loan Commitment in effect immediately prior to the effectiveness of this Amendment but after giving effect to the reduction of Commitments as a result of the prepayment contemplated in Section 6(b) of this Amendment. Such payment shall be paid on the Amendment Effective Date.

          SECTION 8.  Miscellaneous.

          (a) Except as expressly contemplated in this Amendment, all terms, provisions, covenants, representations, warranties, agreements and conditions of the Company contained in the Credit Agreement shall remain in full force and effect and shall not otherwise be deemed to be waived, modified or amended hereby.

          (b) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

          (c) This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The provisions of this Amendment may be amended or waived by the same parties that would be required to amend or waive such provisions if such provisions were set forth in the Credit Agreement.

          (d) This Amendment shall not constitute a consent to or waiver or modification of any other provision, term or condition of the Credit Agreement. All terms, provisions, covenants, representations, warranties, agreements and conditions contained in the Credit Agreement, as amended hereby, shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

                         By:   /s/ R. Michael Lempke
                               R. Michael Lempke
                               Vice President and Treasurer

                               1988 LENDERS, PURCHASERS AND 1992 LENDERS:

                               BANKERS TRUST COMPANY,
                               Individually and as 1988 Lead Manager, 1988
                               Agent and 1992 Agent